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                                                               EXHIBIT 99.1


                              [LILLY LETTERHEAD]

DATE: August 22, 2001


FOR RELEASE: Immediately
REFER TO: (317) 276-5795 - Terra L. Fox (Lilly)
          (760) 603-2521 - Kristina Peterson (Isis)


    LILLY AND ISIS PHARMACEUTICALS ANNOUNCE STRATEGIC ALLIANCE THAT INCLUDES LICENSE OF ISIS' PHASE III ANTISENSE CANCER DRUG AND BROAD ANTISENSE DRUG
                             DISCOVERY COLLABORATION

Eli Lilly and Company (NYSE: LLY) and Isis Pharmaceuticals, Inc. (NASDAQ: ISIP) announced today that they have entered into a strategic alliance that includes the license of Isis' novel antisense cancer compound and the formation of a broad collaboration to discover antisense drugs.

The licensed compound, ISIS 3521, is a selective inhibitor of protein kinase C-alpha (PKC-alpha) expression and is in early Phase III trials for the treatment of non-small cell lung cancer. In an ongoing Phase II trial in combination with chemotherapy, ISIS 3521 is currently showing a median patient survival of 15.9 months as compared with a typical 8 to 9 months median survival of standard chemotherapy alone and is being well tolerated with minimal side effects. ISIS 3521 is also being evaluated in combination with the Lilly oncolytic Gemzar(R). Lilly will have exclusive worldwide commercialization rights to ISIS 3521. Non-small cell lung cancer represents a significant market as it affects approximately one million people worldwide and is the leading cause of cancer death.

In addition to the license of ISIS 3521, the companies have formed a four-year collaboration to discover antisense drugs for metabolic and inflammatory diseases. The companies will also use the Isis GeneTrove(TM) antisense technology as a tool to rapidly determine the functional role of up to 1,000 human genes in disease. More than 300 of those genes will be validated as potential drug targets for the antisense drug discovery collaboration. The functional genomics efforts will support the companies' drug discovery programs across multiple therapeutic areas.

Lilly has committed more than $200 million in funding to Isis over a four-year period. Lilly will make a $75 million equity investment in Isis through the purchase of stock at $18 per share,


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resulting in approximately a 9 percent ownership of outstanding common stock.
In addition, Lilly will loan Isis $100 million, repayable in cash or stock at $40 per share at the end of the four-year term, to fund the research collaboration. For the license of ISIS 3521, Isis will receive $25 million in upfront fees and will be reimbursed for remaining Phase III development and registration costs. Isis may also receive approximately $50 million in milestone payments plus royalties on product sales for the non-small cell lung cancer indication, as well as additional milestones and royalties for other indications and for successes related to the gene functionalization and antisense drug discovery programs. Assuming success of ISIS 3521 and the success of multiple drugs from the collaboration, the cumulative contingent funds over the life of the development process have the potential to exceed total committed funds. The transactions relating to ISIS 3521 and relating to the collaboration and stock purchase are each subject to the approval of the United States Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"As an antisense drug, ISIS 3521 represents a potential new method of treating non-small cell lung cancer. This late-stage compound complements our growing oncology portfolio and represents a significant market opportunity," said August
M. Watanabe, M.D., executive vice president, science and technology, for Lilly. "We are also keenly interested in antisense technology as both a novel class of highly selective drugs and as a tool to leverage genomics and accelerate target validation in support of our diverse drug discovery programs. We look forward to continuing our strong partnership with Isis, the antisense leader."

"The formation of this strategic partnership with Lilly is a pivotal event for Isis. This transaction fortifies our financial position and enables us to intensify our drug discovery, drug development and technology development efforts, which we believe will generate substantial value for our shareholders," said Stanley T. Crooke, M.D., Ph.D., Isis chairman and chief executive officer. "Lilly's leadership in oncology and in the creation of innovative therapies makes Lilly an ideal partner to commercialize ISIS 3521 and to help us establish antisense technology as an important new class of drugs. Already we have established a strong working relationship and are looking forward to a long and productive alliance."

Antisense inhibitors work at the genetic level by binding to messenger RNA to interrupt the process by which disease-related proteins are produced. Antisense inhibitors can be used as


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functional genomics tools or as drugs. The effects of antisense gene inhibition help identify what a gene does in a biological process (gene functionalization) and help determine whether a specific gene is a good target for drug discovery (target validation). The same antisense inhibitor that is used as a functional genomics tool can be scaled up and studied as a drug candidate in animals and ultimately tested in man in clinical trials, making antisense drug discovery very rapid and efficient. Antisense drugs can be designed to treat a wide range of diseases. Due to their gene selectivity, they have the potential to be highly effective and less toxic than traditional small molecule drugs.

Isis will conduct a live webcast conference call to discuss this release on Wednesday, August 22, at 11 a.m. Eastern time. To participate over the Internet, go to WWW.STREETFUSION.COM. A replay of the webcast will be available at this address for up to 90 days. Richard D. DiMarchi, Ph.D., group vice president, research technologies and product development for Lilly, will be a guest on Isis' conference call.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at WWW.LILLY.COM.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene(TM) (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 11 products in its development pipeline with 2 in late-stage development and 5 in Phase II human clinical trials. ISIS 3521, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer. Isis is preparing to initiate a Phase III program for ISIS 2302 (alicaforsen), an ICAM-1 inhibitor, in Crohn's disease. Isis has a broad patent estate as the owner or exclusive licensee of more than 800 issued patents worldwide. Isis' GeneTrove division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics(TM) is a division focused on the discovery of small molecule drugs that bind to RNA. Additional information about Isis is available at www.isip.com.


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This press release contains forward-looking statements about the potential of the investigational compound ISIS 3521 in the treatment of non-small cell lung cancer and the potential of antisense drug discovery and development efforts that reflect the current beliefs of Lilly and Isis. However, as with any pharmaceutical under development, there are substantial risks and uncertainties in the process of pharmaceutical discovery, development and regulatory review. There are no guarantees that future clinical trials will confirm the preliminary results referred to in this release or that ISIS 3521 or any other products that may result from the collaboration will receive regulatory approvals or prove to be commercially successful. For further discussion of these and other risks and uncertainties, see Lilly and Isis' filings with the United States Securities and Exchange Commission. Lilly and Isis undertake no duty to update forward-looking statements.

                                      # # #

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Gemzar(R)(gemcitabine hydrochloride, Lilly)
GeneTrove(TM)and Ibis Therapeutics(TM)are trademarks of
 Isis Pharmaceuticals, Inc.
Vitravene(TM)(fomivirsen) is a trademark of Novartis AG


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